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Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
PETROHAWK ENERGY CORPORATION

Under Section 242 of the Delaware General Business Law

        Petrohawk Energy Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that:

        1.     The Corporation's name is Petrohawk Energy Corporation.

        2.     The first sentence of Article Four of the Corporation's Certificate of Incorporation is hereby amended and restated as follows:

        FOURTH:    The aggregate number of shares of stock the corporation is authorized to issue is 75,000,000 shares of a class designated as common stock, par value $0.001 per share, and 5,000,000 shares of a class designated as Preferred Stock, par value $0.001 per share, and the relative rights of the shares of each class are as follows:

        3.     This Certificate of Amendment and the amendment to the Certificate of Incorporation contained herein were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chairman and President on                        , 2004.

Petrohawk Energy Corporation

Name:	Floyd C. Wilson
Title:	Chairman and President

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  Exhibit 3.1